EXHIBIT 10.35

                                 PERSONAL AND CONFIDENTIAL
August 22, 2011

Peter Allen
President, Global Sales & Marketing
CSC
3170 Fairview Park
Falls Church, VA 22042

RE:  Retention Award

Dear Peter:

I am pleased to inform you that you have been selected to receive a special cash retention award in recognition of your important role with CSC.  The company will pay you a cash award in an amount equal to your annual base salary (determined as of the date of this letter) (the “Award”), provided you remain an employee in good standing at CSC or an affiliated company through September 1, 2012 (your “Retention Date”).  This Award is in addition to and not in lieu of any incentive payment you may have received or be eligible to receive under the company’s Annual Management Incentive Plan or any other incentive plan or program of the company, including any sales incentive program.

Your Award will be paid to you in a single lump sum as soon as practicable after your Retention Date (typically the next pay cycle), but in no event later than March 15 of the calendar year following the calendar year that includes your Retention Date.  Your Award will be subject to all applicable withholdings.

Except as provided below, you must remain employed by CSC or an affiliated company through your Retention Date to receive the Award.  If you voluntarily terminate your employment with CSC or an affiliated company for any reason prior to your Retention Date, or you are terminated by CSC for Cause (as defined below), you will forfeit your right to receive the Award.

Notwithstanding the preceding paragraph, you will be entitled to the Award in the event your employment with CSC or an affiliated company is terminated by CSC or an affiliated company prior to your Retention Date for any reason other than Cause, as that term is defined in the Computer Sciences Corporation Severance Plan for Senior Management and Key Employees, as amended from time to time.  In such event, the Award will be paid to you in a single lump sum as soon as practicable after your employment termination date, but in no event later than March 15 of the calendar year following the calendar year that includes your employment termination date.

The agreement set forth in this letter shall bind and be enforceable by you, the company and any successor to the company.  Please note that this Award does not constitute a guarantee of employment nor does it restrict the company’s rights to terminate your employment at any time or for any reason, subject to applicable law.  Payments under the Award are designed to be made in a manner that is exempt from Section 409A of the U.S. Internal Revenue Code as a “short-term deferral,” and the provisions of this Award will be administered, interpreted and construed accordingly.

You are encouraged to keep the existence of this Award confidential.  You may of course discuss it with your direct management, family and financial planner, but you are required to refrain from discussing it with any other current or former CSC employee.

Congratulations on your Award.

Please accept our thanks for your continuing leadership and contributions.  I look forward to working with you in accomplishing our challenging objectives in FY 12 and beyond.

Sincerely,

/s/ Michael W. Laphen

Michael W. Laphen
Chairman, President and Chief Executive Officer